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Exhibit 10.31

                              CONSULTING AGREEMENT

          This CONSULTING AGREEMENT ("Agreement") is entered into as of January 1, 2002 ("Effective Date") by and between JUNUM, INCORPORATED, a Delaware Corporation ("Junum") and TED L. SANBORN ("SANBORN").

          1. RELATIONSHIP. During the term of this Agreement, Sanborn will provide services to Junum in connection with its initial and ongoing relationship with NextTech Card Services, Inc. ("NextTech") as well as in coordinating certain marketing activities of Junum such as assisting in its website design and content, marketing strategies targeted at recruiting Junum members, and other activities as may be defined during the relationship with regard to Junum's overall marketing activities. Sanborn shall use his best efforts to perform the Services in a manner complementary to achieving the goals established by Junum and agreed upon by Sanborn and Junum prior to and during the term of this Agreement.

          2. CONSIDERATION. As consideration for the Services rendered by Sanborn, Junum shall pay to Sanborn Seven Thousand Dollars ($7,000) per month (the "Monthly Fee") payable in freely tradable Junum stock (the "Stock"). On the third business day of each calendar month (the "Payment Day"), Junum shall issue a Monthly Payment, as defined below, in Stock as payment for services rendered. Prior to the Payment Day Sanborn shall deliver to Junum an accounting of the sale proceeds of the prior calendar month's Monthly Payment (the "Sale Proceeds"). A "Monthly Payment" shall be equal to the Monthly Fee as adjusted for any difference between the Sale Proceeds from the prior month's Monthly Payment. For example, if the Sale Proceeds was $9,000 on a Monthly Payment of $7,000, the next Monthly Payment would be adjusted to $5,000; or, if the Sale Proceeds was $6,000 on a Monthly Payment of $7,000, the next adjusted Monthly Payment would be $8,000.

          3. EXPENSES. Sanborn shall be reimbursed by Junum for expenses incurred by in providing the services under this Agreement, provided they are approved by Junum in writing. Sanborn will submit to Junum reasonable evidence that the amount was expended and related to Services provided under this Agreement, and provide receipts relative to such expenditures (or other evidence of such expenditures in cases where receipts are not available).

          4. TERM AND TERMINATION. Sanborn shall serve as consultant to Junum for a period of five months commencing on the Effective Date (January 1, 2002) and ending on May 31, 2002 ("Term"). During the Term of this Agreement, Sanborn shall devote an appropriate amount of time to the activities of Junum. Either party may terminate this Agreement at any time in the event of a material breach by the other party, which remains uncured after fifteen (15) days' written notice thereof.

          5. RENEWAL. It is agreed that Junum has the option to renew this Agreement at the end of its term. Consideration will be (at minimum) consistent with that specified in Section 2, above. The term of such renewal will be determined at the time of such renewal.

          6. STATE AND FEDERAL TAXES. Sanborn shall pay all taxes incurred while performing Services under this Agreement - including all applicable income taxes and self-employment (Social Security) taxes. Under no circumstances will Junum:

                   (a) withhold FICA (Social Security and Medicare taxes) from Sanborn's payments or make FICA payments on Sanborn's behalf,

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                   (b) make state or federal unemployment compensation
contributions on Sanborn's behalf, or

                   (c) withhold state or federal income tax from Sanborn's payments.

          7. DEFINITIONS. "Invention" means inventions, discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, techniques, business programs, products, applications, systems, components, technologies and business topics as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of Junum with which Sanborn becomes acquainted as a result of this Agreement, whether or not disclosed by Junum.

                   "Confidential Information" as used throughout this Agreement means any and all trade secrets and any and all data or information not generally known outside of Junum whether prepared or developed by or for Junum or received by Junum from any outside source. Without limiting the scope of this definition, Confidential Information includes: any customer files, customer lists, any business, marketing, financial or sales record, data, plan, or survey; and any other record or information relating to the present or future business, product, or service of Junum whether it is written, oral, audio tapes, video tapes, computer discs, machines, prototypes, designs, specifications, articles of manufacture, drawings, human or machine readable documents. All Confidential Information and copies thereof are the sole property of Junum. Confidential Information shall not include (i) such information in the public domain at the time of the disclosure, or subsequently comes within the public domain without fault of Sanborn; (ii) such information which was in the possession of Sanborn at the time of disclosure that may be demonstrated by business records of Sanborn and was not acquired, directly or indirectly, from Junum; or (iii) such information which Sanborn acquired after the time of disclosure from a third party who did not require Sanborn to hold the same in confidence and who did not acquire such technical information from Junum.

          8. USE OF CONFIDENTIAL INFORMATION. Sanborn shall:

                   (b) receive and maintain the Confidential Information in confidence;

                   (c) not reproduce the Confidential Information or any part thereof without the express written consent of Junum;

                   (d) not, directly or indirectly, make known, divulge, publish or communicate the Confidential Information to any person, firm or corporation without the express written consent of Junum;

                   (e) not use or utilize the Confidential Information without the express written consent of Junum;

                   (f) not use the Confidential Information or any part thereof as a basis for the design or creation of any method, system, apparatus or device similar to any method, system, apparatus or device embodied in the Confidential Information unless expressly authorized in writing by Junum; and

                   (g) utilize the best efforts possible to protect and safeguard the Confidential Information from loss, theft, destruction, or the like.

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          9. RETURN OF CONFIDENTIAL INFORMATION. All information provided by
Junum shall remain the property of Junum. Sanborn agrees to return all Confidential Information to Junum within 20 days of written demand by Junum. When Sanborn has finished reviewing the information provided by Junum and has made a decision as to whether or not to work with Junum, Sanborn shall return all information to the Junum without retaining any copies.

          10. INTELLECTUAL PROPERTY OWNERSHIP. Sanborn assigns to Junum all rights in all designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques, inventions and all other information or items created by Sanborn during the term of this Agreement. The rights assigned include title and interest in all patent, copyright, trade secret, trademark and other proprietary rights. Sanborn shall help prepare any papers that Junum considers necessary to secure any patents, copyrights, trademarks or other proprietary rights at no charge to Junum. However, Junum shall reimburse Sanborn for reasonable out-of-pocket expenses incurred. Sanborn agrees not to use any of the intellectual property mentioned above for the benefit of any other party without Junum's prior written permission.

          11. FRINGE BENEFITS. Sanborn is not eligible to participate in any employee health, pension, sick pay, vacation pay or other fringe benefit plan of Junum.

          12. UNEMPLOYMENT COMPENSATION. Junum shall make no state or federal unemployment compensation payments on behalf of Sanborn. Sanborn will not be entitled to these benefits in connection with work performed under this Agreement.

          13. INSURANCE. Junum shall not provide any insurance coverage of any kind for Sanborn.

          14. INDEMNIFY. Sanborn shall indemnify and hold Junum harmless from any loss or liability arising from performing Services under this Agreement.

          15. EXCLUSIVE AGREEMENT. This document and any Attachments constitutes the entire Agreement between the parties, and no promises or representations, other than those contained herein and those implied by law, have been made by Junum or Sanborn. Any modifications to this Agreement must be in writing and signed by Junum and Sanborn.

          16. SEVERABILITY. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

          17. APPLICABLE LAW. This Agreement will be governed by the laws of the State of California.

          18. PARAGRAPH HEADINGS. The headings of particular paragraphs and subparagraphs are inserted only for convenience and are not part of this Agreement and are not to act as a limitation on the scope of the particular paragraph to which the heading refers.

          19. NOTICES. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

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                   (a) when delivered personally to the recipient's address:

                       As to Junum          Junum, Incorporated
                                            1590 Corporate Drive
                                            Costa Mesa, CA 92626

                       As to Sanborn:       Ted L. Sanborn
                                            1854 Downs Street
                                            Oceanside, CA 92054

                   (b) three days after being deposited in the United States mail, with postage prepaid to the recipient's address as stated on this Agreement, or

                   (c) when sent by fax or telex to the last fax or telex number of the recipient known to the person giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first class mail, or the recipient delivers a written confirmation of receipt.

          20. RESOLVING DISPUTES. If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in California. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties.

          21. FAXED SIGNATURES. Sanborn and Junum agree that signatures transmitted by facsimile shall have the same effect as original signatures.


Signatures

JUNUM, INCORPORATED


/S/ David Coulter
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    David Coulter, Chief Executive Officer                 Date


  CONSULTANT


/S/ Ted L. Sanborn
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    Ted L. Sanborn                                         Date

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